Exhibit 10.3

Houghton Mifflin Harcourt Publishing Company ELT Severance Plan

Effective Date: November 3, 2015

This HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY ELT SEVERANCE PLAN (the “Plan”) has been established by HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY (the “Company”) to provide severance benefits for its “Eligible Employees,” as that term is defined below, and for the Eligible Employees of certain of its Affiliates that have adopted the Plan with the consent of the Administrator. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).

PLAN ADMINISTRATION

The Plan is administered by the Compensation Committee (the “Administrator”). Day-to-day operations are delegated to the Chief People Officer. The Administrator has the discretionary and final authority to make factual determinations, to construe and administer the Plan, to interpret any ambiguities, and to resolve any and all issues including, without limitation, eligibility to participate and the right to any Severance Benefits.

ELIGIBILITY

An Eligible Employee, as defined below, will be entitled to the Severance Benefits described in the Plan provided he/she (i) executes and returns a valid Severance Agreement, as discussed below, that is not revoked, (ii) returns all Company Property, (iii) reimburses his or her Employer for any personal charges or cash advances, (iv) pays any and all personal expenses charged to his or her Company-issued credit card and (v) pays any amounts otherwise owed to the Company, including, without limitation, any tuition assistance and relocation repayments (collectively, the “Conditions”).

COORDINATION WITH OTHER SEVERANCE ARRANGEMENTS

Subject to the following sentence of this paragraph and except as otherwise provided herein, the Plan supersedes any severance or similar type benefits under the provisions of any other severance plan, program, arrangement, policy or practice of, or any employment, consulting or similar agreement with, an Employer covering an Eligible Employee, including the Houghton Mifflin Harcourt Severance Plan. If an Eligible Employee is entitled to any severance or similar type benefits under the provisions of the HMH Holdings (Delaware), Inc. Change in Control Severance Plan (the “CIC Severance Plan”), such Eligible Employee will not be entitled to any Severance Benefits under the Plan.

SEVERANCE BENEFITS

The following Severance Benefits are available under the Plan.

(a)	Severance Pay.

Tier I Employees: Subject to the Conditions and as otherwise set forth herein, an Eligible Employee who is a Tier I Employee will be entitled to cash severance pay in an amount equal to 150% of his or her Base Salary.

Tier II Employees: Subject to the Conditions and as otherwise set forth herein, an Eligible Employee who is a Tier II Employee will be entitled to cash severance pay in an amount equal to 100% of his or her Base Salary.

Severance Pay will be paid in installments, less withholdings as required by law, based on the current pay schedule (or period) of the Eligible Employee at the time of termination, beginning generally within twenty-one days following the latest of (A) the date of termination, (B) the last day of the first pay period immediately following the pay period in which the Eligible Employee returns a fully and properly executed Severance Agreement or (C) if the Eligible Employee has a right to revoke his or her execution of the Severance Agreement, the latest date as of which he or she may no longer do so. In no event will Severance Pay be paid later than the last day of the second taxable year following the date the Eligible Employee terminates.

The Employer may deduct (after all applicable withholdings have been deducted) from Severance Pay any indebtedness, obligation or liability owed by an Eligible Employee to an Employer as of his or her termination date, as permitted under applicable law.

(b)	Pro Rata Bonus. An Eligible Employee will be entitled to receive a Pro Rata Bonus, payable when bonuses would otherwise have generally been scheduled to be paid absent termination of employment.

(c)	Outplacement Benefits. An Eligible Employee will be entitled to receive outplacement assistance services from a vendor selected by the Company. Use of Outplacement Benefits must begin within two months of termination, will be paid directly by the Employer, and will continue for twelve (12) months immediately following termination.

COORDINATION WITH EQUITY-BASED COMPENATION AWARDS

Each outstanding equity-based award held by an Eligible Employee who is terminated shall be treated in accordance with its terms.

COORDINATION WITH SHORT-TERM DISABILITY OR OTHER APPROVED LEAVES OF ABSENCES

If an Eligible Employee is on an approved leave of absence at the time of termination, the timing and amount of Severance Pay will depend on whether the Eligible Employee is receiving other forms of income protection. If the Eligible Employee is receiving short-term disability payments (or “STD”), then Severance Pay will be reduced by the amount of STD paid from the date of termination. Severance Pay will not be reduced, however, if the employee is on an unpaid leave (such as an FMLA leave) at the time of termination.

SEVERANCE AGREEMENT

As a condition of receiving Severance Benefits under the Plan, an Eligible Employee will be required to execute a Severance Agreement in a form acceptable to the Employer. A Severance Agreement will contain a release of claims, which must become effective not later than 60 days following the date of termination and certain other provisions as the Company may deem appropriate, including, but not limited to, post-employment obligations or restrictions on the Eligible Employee. The release will, to the extent permitted by law, waive and release any and all claims and actions an Eligible Employee might otherwise have against his or her Employer and its Affiliates, as well as any other related parties and entities the Company decides to include in the release. No Severance Benefits will be paid under the Plan if an Eligible Employee fails to timely execute (or revokes) a Severance Agreement. The first installment of the Severance Pay will include any previous installments that had not been paid because an effective release had not yet been provided.

RESTRICTED COVENANT OBLIGATIONS UNAFFECTED

Each Eligible Employee shall remain subject to any existing non-competition, non-solicitation, non-disparagement, confidentiality or other restrictive covenant obligations applicable to such Eligible Employee in accordance with their terms, which shall remain unaffected by the Plan.

DEFINITIONS OF KEY TERMS

Under the Plan, certain terms have special meanings and have already been defined. Other key terms are defined as follows:

“Affiliate” means a corporation or other entity controlled by, or under common control with, the Company, as determined by the Administrator.

“Base Salary” means an Eligible Employee’s annual base salary as in effect immediately prior to such Eligible Employee’s date of termination.

“Cause” means any of the following, as determined by the Employer in its sole discretion: (i) engaging in or threatening to engage in conduct detrimental to the best interests of the Company or an Affiliate; (ii) theft, embezzlement, fraud, dishonesty or misappropriation of Company Property, or misappropriation of a corporate opportunity of the Company or an Affiliate; (iii) use or being under the influence of illegal drugs or alcohol at work, while working or in any manner that interferes with the performance of his or her job duties; (iv) conviction of, a guilty plea to or nolo contendere or equivalent plea to a felony, or if it results in incarceration, a misdemeanor, and/or his or her conviction of, guilty plea to or nolo contendere or equivalent plea to violation of any federal or state securities laws; (v) misconduct or negligence in connection with the performance of his or her duties; (vi) failure to follow the lawful direction of the person or persons to which he or she reports; or (vii) material breach of the Houghton Mifflin Harcourt Code of Conduct or Employee Guide, as amended and in effect from time to time, or any successor or similar code(s), standard(s) or policies of ethics or conduct in effect during employment.

“Company Property” means all business or financial information in any form or media, and any copies thereof (including, but not limited to, reports, customer lists, customer contracts, proprietary information, business plans, notes, maps, files, memoranda, manuals or records) and all equipment (including, but not limited to, automobiles, credit cards, cardkey passes, door and file keys, software, computers, electronic files, printers, tablets, smartphones or other hand-held devices) of, or leased to, the Company or any Affiliate.

“Eligible Employee” means a Tier I Employee or Tier II Employee whose employment is involuntarily terminated by an Employer for any reason other than for Cause. The term Eligible Employee shall not, however, include any person whose current position is moved to a new work location within fifty miles of his or her current work location. A person shall not be considered to have been “involuntarily terminated” where: (A) employment is terminated at the end of a leave of absence because of a failure to return to work; (B) employment is terminated at the end of a leave of absence because such person’s position was filled during the leave and the Employer does not offer such person another position; (C) the individual resigns, including as a result of an election to take early, normal or deferred retirement; (D) employment is terminated after the individual gives oral or written notice of an intention to resign; or (E) employment is terminated in connection with the sale of equity interests in, or the sale or lease of all or part of the assets of a business of, the Employer where (I) the person is offered employment in a comparable position with comparable compensation with the purchaser or lessee, as the case may be, or (II) the person voluntarily elected not to participate in the selection process for the employment described in (I) above.

“Employer” means the Company or any Affiliate of the Company that adopts the Plan with the consent of the Company.

“Pro Rata Bonus” means the product of (i) the annual cash bonus that the Eligible Employee would have earned for the fiscal year in which the date of termination occurs, based on actual Company or individual performance, and (ii) a fraction, the numerator of which is the number of full and partial months completed from the first day of the fiscal year in which the date of termination occurs through the date of termination, and the denominator of which is twelve (12).

“Tier I Employee” means an employee of the Company or any Affiliate that is a member of the Company’s Executive Leadership Team and is designated by the Compensation Committee as a Tier I Employee for purposes of the Plan.

“Tier II Employee” means an employee of the Company or any Affiliate that is a member of the Company’s Executive Leadership Team and is designated by the Compensation Committee as a Tier II Employee for purposes of the Plan.

CLAIMS PROCEDURES

Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Administrator in writing, as follows:

Houghton Mifflin Harcourt Company

222 Berkeley Street

Boston, MA 02116

Attn: ELT Severance Plan Administrator

Denial of Claims.

In the event that any application for benefits is denied in whole or in part, the Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice will be given to the employee within ninety (90) days after the Administrator receives the application, unless special circumstances require an extension of time, in which case, the Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90)-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Administrator is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.

Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Administrator within 60 days after the application is denied (or deemed denied). The Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:

Houghton Mifflin Harcourt Company

222 Berkeley Street

Boston, MA 02116

Attn: ELT Severance Plan Administrator

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

Decision on Review. The Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60)-day period. The Administrator will give prompt, written notice of his or her decision to the applicant. In the event that the Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Administrator’s decision is not given to the applicant within the time prescribed herein the application will be deemed denied on review.

Rules and Procedures. The Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described above, (b) has been notified by the Administrator that the application is denied (or the application is deemed denied due to the Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described above and (d) has been notified in writing that the Administrator has denied the appeal (or the appeal is deemed to be denied due to the Administrator’s failure to take any action on the claim within the time prescribed above).

GENERAL PROVISIONS

Governing Law. The Plan shall be construed and enforced according to the laws of the State of Delaware to the extent not preempted by federal law, which shall otherwise control.

Effect on Other Benefits. Except as otherwise provided herein, Severance Benefits provided under the Plan shall be in addition to any compensation or benefits that may be due an Eligible Employee from the Company or an Affiliate (including, without limitation, any equity awards, which are governed by the terms of the applicable equity incentive plan and any individual award agreement).

No Right to Employment. The Plan (i) does not establish any right to continued employment of any person, nor any right to benefits under the Plan except according to its terms and (ii) is not to be construed as interfering with either an Employer’s right to terminate the employment of any person at any time or the fact that each person is employed “at-will,” meaning employment is not for a specific period of time, and both the Employer and any person may terminate the employment relationship at any time, with or without notice, for any or no reason.

Plan Amendment or Termination. The Plan may be amended by the Compensation Committee or the Board of Directors of the Company or terminated by the Board of Directors of the Company at any time.

Tax Matters. All benefits hereunder shall be reduced by applicable tax withholding and shall be subject to applicable tax reporting, as determined by the Administrator. It is the intention of the parties that no payment or entitlement pursuant to the Plan will give rise to any adverse tax consequences pursuant to Internal Revenue Code Section 409A. For purposes of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”), each of the payments that may be made under the Plan are designated as separate payments. It is intended that the provisions of the Plan comply with Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, an Eligible Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for his or her account in connection with the Plan (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold the Eligible Employee (or any beneficiary) harmless from any or all of such taxes or penalties. Notwithstanding anything in the Plan to the contrary, in the event that an Eligible Employee is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments that are “deferred compensation” subject to Section 409A that are made by reason of his or her “separation from service” within the meaning of Section 409A shall be made to the Eligible Employee prior to the date that is six months after the date of his or her “separation from service” or, if earlier, his or her date of death. Immediately following any applicable six-month delay, all such delayed payments will be paid in a single lump sum. In addition, for purposes of the Plan, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. Except as permitted under Section 409A, any deferred compensation that is subject to Section 409A and is payable to or for an Eligible Employee’s benefit under any Company-sponsored plan, program, agreement or arrangement may not be reduced by, or offset against, any amount owing by such Eligible Employee to the Company or any Affiliate.

Source of Contributions. Benefits are provided by the Employers. All amounts are paid out of the general assets of the Employers and no special trust or fund has been set up to provide benefits under the Plan.

Type of Plan Administration; Plan Year. The Plan is administered by the Administrator. The Administrator can be contacted by mail c/o Chief People Officer, Houghton Mifflin Harcourt Publishing Company, 222 Berkeley Street, Boston, Massachusetts 02116. The Plan operates and keeps its records on a calendar year basis.

Identification of Plan Sponsor. The Company is the Plan sponsor. The Company’s Taxpayer Identification Number is 04-1456030. The Company is also the agent for service of legal process.

If you have any questions about the Plan, you should contact your local Human Resources Representative.

Policy Owner - Human Resources